Exhibit-99.IND PUB ACCT

EXHIBIT (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the DCM/INNOVA High Equity Income Innovation Fund and the Lebenthal Ultra Short Tax-Free Income Fund (collectively, the “Funds”), each a series of Centaur Mutual Funds Trust, as a result of Cohen & Company, Ltd.’s acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Funds as of and for the fiscal years ended October 31, 2022 and October 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On April 26, 2023, the Audit Committee of the Board of Trustees approved the appointment of EisnerAmper LLP (“EisnerAmper”) as the Funds’ independent registered public accounting firm for the fiscal year ended October 31, 2023.

During the fiscal years ended October 31, 2022 and October 31, 2021, and during the subsequent interim period through April 26, 2023, neither the registrant, nor anyone acting on its behalf, consulted with EisnerAmper on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

January 9, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Centaur Mutual Funds Trust

File no. 811-21606

Dear Sir or Madam:

We have read Exhibit 99 13 (a)(4) of Form N-CSR of DCM/INNOVA High Equity Income Innovation Fund and Lebenthal Ultra Short Tax-Free Income Fund, each a series of Centaur Mutual Funds Trust, dated January 9, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP